Exhibit 107

CALCULATION OF FILING FEE TABLE
Form S-8
(Form Type)

Grindr Inc.
(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Each Class of Securities to be Registered	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.0001 par value per share	Other	2,860,300(2)	$13.48(3)	$38,556,844.00	0.0001531	$5,903.05
Total Offering Amounts				—	$38,556,844.00	—	$5,903.05
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due:							$5,903.05

(1)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock (“Common Stock”) of Grindr Inc. (the “Registrant”) that become issuable under the Grindr Inc. Amended and Restated 2022 Equity Incentive Plan (the “Amended 2022 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s outstanding Common Stock.

(2)    Represents 2,860,300 additional shares of Common Stock issuable under the Amended 2022 Plan as a result of an increase approved by the Registrant’s Board of Directors on June 20, 2024, and approved by the Registrant’s stockholders on July 19, 2024.

(3)    Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and 457(h) under the Securities Act based on a per share price of $13.48, the average of the high and low selling prices per share of the Common Stock on November 4, 2024, as reported on The New York Stock Exchange, which date is within five business days prior to the filing of this Registration Statement.